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CLEAN DIESEL TECHNOLOGIES, INC.

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TO OUR SHAREHOLDERS:

Over the last year we have been focused on building a fundamentally stronger company to better prepare for growth. We have been dedicated to executing and refining a strategic plan which encompasses every aspect of the company including market positioning, customer interface, supply chain, capital allocation, manufacturing and product offerings. In this letter, we particularly want to share with you the progress we have made thus far in building a stronger CDTi and what that means for our future. We believe this is relevant not only to shareholders, but also to customers, employees, and suppliers.

The foundation on which we are building a stronger CDTi can be summarized as follows:

̶      We have a growing portfolio of highly engineered and approved products.

̶      We have strong market share in many of our sectors.

̶      Our customer metrics are strong, and on-time delivery, quality and safety are key priorities of everyone at CDTi.

̶      We are expanding our opportunities in Europe through an important joint venture.

̶      We continue to develop our best talent and have added new talent to increase our capabilities.

̶      We are deploying a business development strategy to better monetize our disruptive, state-of-the-art catalyst technologies to access new verticals.

While we remained focused on the execution of our key strategies to support our foundation and meeting the needs of our customers, we did so with an eye toward the future to effectively position the company for continued, long-term success and create shareholder value. The transformation of CDTi is ongoing and we are far from done. In the following sections, we will provide an overview of our fiscal year 2012 financial results, discuss our growth strategies, emphasize the importance of a winning team, and address ways we can continue growing in 2013.

The financial performances by our two business divisions were quite different during 2012. Among our accomplishments were delivering improved top-line results for our Catalyst division, strengthening our capital structure, and advancing our leading low- and zero-platinum group metal technology through additional verifications and patent filings. However, the fact is that we did not deliver on the growth we anticipated from the California Truck and Bus Regulation nor on the profitability we had anticipated at the beginning of the year. We know we can do better, and we are focused in 2013 on execution — meeting our goals for revenue, gross margins and profitability as well as delivering increased value to shareholders.

Here are the financial highlights for 2012:

▪  2012 revenue of $60.5 million, compared to $61.6 million for 2011.

▪  2012 Catalyst division revenue increased $5.6 million, or 40.5 percent compared to 2011.

▪  2012 Heavy Duty Diesel Systems division declined $6.7 million, or 14.3 percent compared to 2011.

▪  Balance sheet strengthened by $3 million loan from existing long-term shareholder.

Catalyst Division Sets the Pace

Performance of our Catalyst division significantly improved, with external sales up more than 40 percent compared to the prior year, driven largely by our longstanding and successful relationship with Honda. The awarding by Honda to be the supplier of catalysts for their new 2013 model of the Accord in both the 4 and 6 cylinder models in North America represents a continued validation of our industry-leading, proprietary, and patented technology for light duty vehicles.

Unfortunately, the strong Catalyst sales were negatively impacted by lower gross margin due to an unsatisfactory rate for rare earth metal reimbursement. We recently finalized a reimbursement agreement with one of our major customers to alleviate this issue going forward. With this in place, our expectation is for continued positive momentum with Honda both for existing and new models and potentially with other OEMs that recognize the performance and cost benefits of our catalyst technology.

Heavy Duty Diesel Retrofit Sales Slow to Ramp but Outlook Improving

Perhaps our biggest challenge this year was demand for our Heavy Duty Diesel division; particularly on-road retrofit. This business is highly reliant on the enforcement of emission regulations and various Federal and State funded programs and mandates. The anticipated pick-up in sales activity related to the California Air Resources Board, or “CARB,” California Truck and Bus Regulation which we expected in the second half of the year did not occur. We believe the primary reasons for the lower than expected sales results were related to late and weak enforcement actions by the state regulators and a delay in receiving regulatory approval on one of our emission solutions. This situation clearly manifested itself in the financial results for this segment for the year, and even more so in the fourth quarter.

In spite of the near-term challenges in this market, with our Purifilter® EGR product now fully CARB-approved, coupled with a more aggressive enforcement plan by CARB and the exit from the retrofit sector of a key competitor — Cleaire — we are guardedly optimistic that we will see an improvement in demand in this retrofit sector.

We are also continuing to focus our efforts on expanding sales for our Heavy Duty Diesel Systems division from non-retrofit sources that represent a more sustainable OEM and aftermarket business for the reduction of exhaust emissions. Given our London and California retrofit experience, we believe it to be both prudent and necessary to diversify our sales mix, tilting our efforts towards these segments.

In order to grow the non-retrofit segment faster, we are pursuing relationships with other companies that have well-established global platforms serving the OEM customer.  Our recently formed joint venture with a subsidiary of Pirelli Group to market and sell emissions control products for both gasoline and diesel applications in Europe and the CIS countries is a great example of how we plan to grow this segment.

Driving Operational Excellence

We continue to make progress with restructuring activities that we began last year in order to streamline our operations and take cost out of our business. Throughout 2012 we implemented numerous cost reduction actions to significantly lower our total operating expenses. We remain on track in terms of these costs related to our restructuring programs and the financial benefits as well.

Employee Focus and Adding New Talent

We have a critical talent pool of employees that demonstrate their commitment to building a better CDTi every day. In order to drive growth even faster, we have been selectively adding new members to our management team, including a new head of sales for North America in our Heavy Duty Diesel Systems division, a new global head of R&D as well as a new manager for our manufacturing plant in Canada. We are very fortunate to have these high caliber professionals on our team to help us drive improved performance and execution.

Evolution and Innovation

Our strategy now and for the future is to place a greater emphasis on cultivating a portfolio of business opportunities, rather than rely on any one or two individual potential growth drivers. This effort will be supported by continued investment in our core catalyst technology. The goal of this repositioning is to better leverage CDTi's unique core material science technology and unlock greater value for our customers and shareholders.

We are focusing our efforts in a number of areas to achieve this goal. First, we are substantially ramping up our pursuit of intellectual property development and protection and we will be very active in 2013 with new patent filings.

Second, we have demonstrated our technology leadership position by establishing a zero-Platinum Group Metal, or “PGM,” initiative that to the best of our knowledge is unsurpassed in the industry. We will continue to aggressively innovate in this area, leveraging our leadership position to pursue new opportunities.

Third, we have begun to implement processes designed to better manage our technology portfolio and identify ways to both expand the addressable markets and monetize our materials platform through a variety of approaches, such as licensing, joint-development agreements and joint ventures, including our recently formed joint venture with Pirelli.

Final Words

Delivering results for our shareholders is a longstanding goal and a key driver of our plan for growth. The markets are always difficult to predict; nevertheless, we expect to see an increase in our revenue in 2013, driven by higher volumes in both of our business divisions.

Our achievements come from the collective strength and contributions of our employees, whom we thank and encourage, and from our Board of Directors, whose wise counsel and affirmation help guide our progress. We look forward to reporting to you next year with what more we will achieve in 2014.

Sincerely,

Alexander Ellis III	R. Craig Breese
Chairman of the Board of Directors	President and Chief Executive Officer